Exhibit 99.1

Investor Relations Contact: Thomas Baker, 603.683.2505 Senior Vice President, CFO, and Treasurer tom@connection.com

CONNECTION (CNXN)

REPORTS SECOND QUARTER 2024 RESULTS

Record Quarter for Net Income and Earnings per Share

SECOND QUARTER SUMMARY:

●
Net sales: $736.5 million, increase of 0.4% y/y
●
Gross profit: $136.5 million, up 6.9% y/y
●
Gross margin: 18.5%, up 112 basis points y/y
●
Net income: $26.2 million, increase of 32.8% y/y
●
Diluted EPS: $0.99, compared to $0.75

Merrimack, NH—July 31, 2024—Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading information technology solutions provider to business, government, healthcare and education markets, today announced results for the second quarter June 30, 2024. The Company also announced that its Board of Directors declared a quarterly dividend of $0.10 per share of the Company’s common stock. Payment will be made on August 30, 2024, to shareholders of record on August 13, 2024.

“Connection achieved record net income and earnings per share of $0.99 cents for the second quarter of 2024.  These results reflect the successful execution of our strategic priorities and our ability to adapt to the needs of our customers in this dynamic and rapidly evolving technology landscape.” said Timothy McGrath, President and Chief Executive Officer of Connection.

Second Quarter of 2024 Results:

Net sales for the quarter ended June 30, 2024 increased by 0.4%, year over year. Gross profit increased 6.9% while gross margin expanded 112 basis points to 18.5%, compared to the prior year quarter. Net income for the quarter ended June 30, 2024 increased by 32.8% to $26.2 million, or $0.99 per diluted share, compared to net income of $19.7 million, or $0.75 per diluted share, for the prior year quarter. Adjusted Diluted Earnings per Share1 increased to $1.00 per share for the quarter ended June 30, 2024, compared to $0.80 per share for the quarter ended June 30, 2023.

Performance by Segment:

●	Net sales for the Business Solutions segment increased by 6.6% to $278.2 million in the second quarter of 2024, compared to $261.0 million in the prior year quarter. Gross profit increased by 8.1% to $66.3 million in the second quarter of 2024, compared to $61.4 million in the prior year quarter. Gross margin increased by 34 basis points to 23.8% for the second quarter of 2024.
●	Net sales for the Public Sector Solutions segment decreased by 14.0% to $159.5 million in the second quarter of 2024, compared to $185.4 million in the prior year quarter. Sales to state and local governments and educational institutions decreased by $17.6 million, while sales to the federal

1 Adjusted EBITDA and Adjusted Diluted Earnings per Share are non-GAAP measures. See page 9 for definitions and reconciliations of these measures.

government decreased by $8.3 million, compared to the prior year quarter. Gross profit increased by 3.0% to $24.1 million in the second quarter of 2024, compared to $23.5 million in the prior year quarter. Gross margin increased by 250 basis points to 15.2% for the second quarter of 2024.
●	Net sales for the Enterprise Solutions segment increased by 4.1% to $298.8 million in the second quarter of 2024, compared to $287.1 million in the prior year quarter. Gross profit increased by 7.2% to $46.1 million in the second quarter of 2024, compared to $42.9 million in the prior year quarter. Gross margin increased by 45 basis points to 15.4% for the second quarter of 2024.

Sales by Product Mix:

●	Notebook/mobility and desktop sales increased by 7% year over year and accounted for 47% of net sales in the second quarter of 2024, compared to 44% of net sales in the second quarter of 2023.
●	Software sales increased by 7% year over year and accounted for 9% of net sales in the second quarter of 2024 and 2023.
●	Servers/storage sales increased by 19% year over year and accounted for 9% of net sales in the second quarter of 2024, compared to 7% of net sales in the second quarter of 2023.
●	Networking sales decreased by 33% year over year and accounted for 7% of net sales in the second quarter of 2024, compared to 11% of net sales in the second quarter of 2023.
●	Accessories sales decreased by 6% year over year and accounted for 11% of net sales in the second quarter of 2024 and 2023.

Selling, general and administrative (“SG&A”) expenses increased in the second quarter of 2024 to $105.2 million from $101.0 million in the prior year quarter. SG&A as a percentage of net sales increased to 14.3%, compared to 13.8% in the prior year quarter. The increase in SG&A was primarily due to an increase in variable compensation due to higher levels of gross profit in the quarter.

Interest income in the second quarter of 2024 was $4.7 million, compared to $1.9 million in the second quarter of 2023.

Cash and cash equivalents and short-term investments were $385.8 million as of June 30, 2024, compared to $244.0 million as of June 30, 2023. During the second quarter of 2024, the Company repurchased 56,716 shares of stock at an aggregate purchase price of $3.6 million.

Six Months of 2024 Results:

Net sales for the six months ended June 30, 2024 decreased by 6.3%, compared to the six months ended June 30, 2023. Gross profit increased 1.8% while gross margin expanded 149 basis points to 18.6%, compared to the six months ended June 30, 2023. Net income for the six months ended June 30, 2024 increased by 16.0% to $39.3 million, or $1.48 per diluted share, compared to net income of $33.9 million, or $1.28 per diluted share, for the six months ended June 30, 2023. Adjusted Diluted Earnings per Share1 increased to $1.49 per share for the six months ended June 30, 2024, compared to $1.36 per share for the six months ended June 30, 2023.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and restructuring and other charges (“Adjusted EBITDA”)1 increased 4% to $125.4 million for the twelve months ended June 30, 2024, compared to $120.2 million for the twelve months ended June 30, 2023.

1 Adjusted EBITDA and Adjusted Diluted Earnings per Share are non-GAAP measures. See page 9 for definitions and reconciliations of these measures.

Conference Call and Webcast

Connection will host a conference call and live web cast today, July 31, 2024 at 4:30 p.m. EDT to discuss its second quarter financial results. For participants who would like to participate via telephone, please register here to receive the dial-in number along with a unique PIN number that is required to access the call. A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These measures are included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Definitions for each Non-GAAP measure and a reconciliation to their most directly comparable GAAP measures are available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure that it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection–Business Solutions (800.800.5555) is a rapid-response provider of IT products and services serving primarily the small-and medium-sized business sector. It offers more than 460,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Enterprise Solutions (561.237.3300), www.connection.com/enterprise, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and real-time access to over 460,000 products and 2,500 vendors through MarkITplace®, a proprietary next-generation, cloud-based supply chain solution. The team’s engineers, software licensing specialists, and subject matter experts help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection–Public Sector Solutions (800.800.0019), is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance and include statements concerning, among other things, our future financial results, business plans (including statements regarding new products and services we may offer and future expenditures, costs and investments), liabilities, impairment charges, competition and the expected impact of current macroeconomic conditions on our businesses and results of operations. You can generally identify forward-looking statements by words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “may,” “should,” “will,” or similar statements or variations of such terms, although not all forward-looking statements include such terms. These statements reflect our current views and are based on assumptions as of the date of this report. Such assumptions are based upon internal estimates and other analysis of current market conditions and trends, management’s expectations, plans and strategies, economic conditions and other factors. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements.

Such differences may result from actions taken by us, including expense reduction or strategic initiatives (including reductions in force, capital investments and new or expanded product offerings or services), the execution of our business plans (including our inventory management, cost structure and management and other personnel decisions) or other business decisions, as well as from developments beyond our control, including;

●	substantial competition reducing our market share;
●	significant price competition reducing our profit margins;
●	the loss of any of our major vendors adversely affecting the number of type of products we may offer;
●	virtualization of information technology resources and applications, including networks, servers, applications, and data storage disrupting or altering our traditional distribution models;
●	service interruptions at fourth-partly shippers negatively impacting our ability to deliver the products we offer to our customers;
●	increases in shipping costs reducing our margins and adversely affecting our results of operations;
●	loss of key persons or the inability to attract, train and retain qualified personnel adversely affecting our ability to operate our business;
●	cyberattacks or the failure to safeguard personal information and our IT systems resulting in liability and harm to our reputation; and
●	macroeconomic factors facing the global economy, including disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, rising inflation and changing interest rates reducing the level of investment our customers are willing to make in IT products.

Additional factors include those described in this Annual Report on Form 10-K for the year ended December 31, 2023, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” in our subsequent quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in the other subsequent filings we make with the Securities and Exchange Commission from time to time.

A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. You should not place undue reliance on the forward-looking statements included in this release. We assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made except as required by law.

CONSOLIDATED SELECTED FINANCIAL INFORMATION

	At or for the Three Months Ended June 30,
	2024	2023	% Change
Operating Data:
Net sales (in thousands)	$736,479	$733,547	0%
Diluted earnings per share	$0.99	$0.75	32%

Gross margin	18.5%	17.4%
Operating margin	4.2%	3.4%

Inventory turns (1)	19	14
Days sales outstanding (2)	68	68

	% of	% of
Product Mix:	Net Sales	Net Sales
Notebooks/Mobility	35%	34%
Desktops	12	10
Accessories	11	11
Displays and Sound	10	9
Software	9	9
Servers/Storage	9	7
Net/Com Products	7	11
Other Hardware/Services	7	9
Total Net Sales	100%	100%

Stock Performance Indicators:
Actual shares outstanding (in thousands)	26,332	26,256
Closing price	$64.20	$45.10
Market capitalization (in thousands)	$1,690,514	$1,184,146
Trailing price/earnings ratio	19.2	15.7
LTM Net Income (in thousands)	$88,691	$75,924
LTM Adjusted EBITDA (3) (in thousands)	$125,416	$120,165

(1)	Represents the annualized cost of goods sold for the period divided by the average inventory for the prior four-month period.
(2)	Represents the trade receivable at the end of the period divided by average daily net sales for the same three-month period.
(3)	LTM Adjusted EBITDA is a non-GAAP measure defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and restructuring and other related charges for the last twelve months. See page 9 for a reconciliation.

REVENUE AND MARGIN INFORMATION

	For the Three Months Ended June 30,
	2024		2023
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin
Enterprise Solutions	$298,808	15.4%	$287,153	15.0%
Business Solutions	278,198	23.8	261,027	23.5
Public Sector Solutions	159,473	15.2	185,367	12.7
Total	$736,479	18.5%	$733,547	17.4%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands, except per share data)	2024	2023	2024	2023
Net sales	$736,479	$733,547	$1,368,504	$1,461,092
Cost of sales	599,937	605,770	1,113,890	1,211,019
Gross profit	136,542	127,777	254,614	250,073
Selling, general and administrative expenses	105,208	100,960	209,816	204,242
Restructuring and other charges	415	1,746	415	2,643
Income from operations	30,919	25,071	44,383	43,188
Interest income, net	4,649	1,874	9,216	3,160
Income tax provision	(9,407)	(7,248)	(14,284)	(12,453)
Net income	$26,161	$19,697	$39,315	$33,895

Earnings per common share:
Basic	$0.99	$0.75	$1.49	$1.29
Diluted	$0.99	$0.75	$1.48	$1.28

Shares used in the computation of earnings per common share:
Basic	26,348	26,256	26,355	26,291
Diluted	26,520	26,365	26,522	26,400

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(amounts in thousands)	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$128,213	$144,954
Short-term investments	257,590	152,232
Accounts receivable, net	598,826	606,834
Inventories, net	136,613	124,179
Income taxes receivable	9,281	4,348
Prepaid expenses and other current assets	16,982	16,092
Total current assets	1,147,505	1,048,639
Property and equipment, net	54,376	56,658
Right-of-use assets, net	3,917	4,340
Goodwill	73,602	73,602
Intangibles assets, net	2,819	3,428
Other assets	1,266	1,714
Total Assets	$1,283,485	$1,188,381

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$317,111	$263,682
Accrued payroll	23,004	20,440
Accrued expenses and other liabilities	48,527	43,843
Total current liabilities	388,642	327,965
Deferred income taxes	17,418	15,844
Operating lease liability	2,497	3,181
Other liabilities	—	624
Total Liabilities	408,557	347,614
Stockholders’ Equity:
Common stock	293	293
Additional paid-in capital	134,967	130,878
Retained earnings	794,942	760,898
Accumulated other comprehensive (loss) income	(103)	81
Treasury stock at cost	(55,171)	(51,383)
Total Stockholders’ Equity	874,928	840,767
Total Liabilities and Stockholders’ Equity	$1,283,485	$1,188,381

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands)	2024	2023	2024	2023
Cash Flows provided by Operating Activities:
Net income	$26,161	$19,697	$39,315	$33,895
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,273	3,094	6,539	6,167
Adjustments to credit losses reserve	141	1,346	410	1,247
Stock-based compensation expense	2,248	1,783	4,197	3,636
Deferred income taxes	1,623	—	1,623	—
Amortization of discount on short-term investments	(3,269)	—	(5,593)	—
Loss on disposal of fixed assets	15	1	36	475
Changes in assets and liabilities:
Accounts receivable	(71,708)	27,835	7,598	16,370
Inventories	(12,713)	39,583	(12,434)	48,948
Prepaid expenses, income tax receivable, and other current assets	(6,019)	(7,408)	(5,823)	(13,653)
Other non-current assets	168	98	448	140
Accounts payable	98,299	38,725	53,172	44,584
Accrued expenses and other liabilities	172	(8,814)	6,188	(6,364)
Net cash provided by operating activities	38,391	115,940	95,676	135,445
Cash Flows used in Investing Activities:
Purchases of short-term investments	(103,279)	—	(203,278)	—
Maturities of short-term investments	53,280	—	103,280	—
Purchases of property and equipment	(1,819)	(2,978)	(3,427)	(4,860)
Net cash used in investing activities	(51,818)	(2,978)	(103,425)	(4,860)
Cash Flows used in Financing Activities:
Proceeds from short-term borrowings	2,211	8,585	10,560	67,895
Repayment of short-term borrowings	(2,211)	(8,585)	(10,560)	(67,895)
Purchase of common stock for treasury shares	(3,427)	(1,969)	(3,613)	(5,392)
Dividend payments	(2,635)	(2,099)	(5,271)	(4,206)
Issuance of stock under Employee Stock Purchase Plan	537	537	537	537
Payment of payroll taxes on stock-based compensation through shares withheld	(414)	(258)	(645)	(471)
Net cash used in financing activities	(5,939)	(3,789)	(8,992)	(9,532)
(Decrease) increase in cash and cash equivalents	(19,366)	109,173	(16,741)	121,053
Cash and cash equivalents, beginning of period	147,579	134,810	144,954	122,930
Cash and cash equivalents, end of period	$128,213	$243,983	$128,213	$243,983

Non-cash Investing and Financing Activities:
Accrued purchases of property and equipment	$347	$205	$347	$205
Accrued purchase of common stock for treasury shares	$211	$—	$211	$—
Accrued excise tax on treasury purchases	$18	$54	$18	$54
Supplemental Cash Flow Information:
Income taxes paid	$17,311	$20,131	$17,946	$27,410
Interest paid	$1	$1	$2	$18

EBITDA AND ADJUSTED EBITDA

A reconciliation from Net Income to EBITDA and Adjusted EBITDA is detailed below. Adjusted EBITDA is defined as EBITDA (defined as earnings before interest, taxes, depreciation and amortization) adjusted for restructuring and other charges, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreement. When analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as alternatives for Net income or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

	Three Months Ended June 30,			LTM Ended June 30, (1)
(amounts in thousands)	2024	2023	% Change	2024	2023	% Change
Net income	$26,161	$19,697	33%	$88,691	$75,924	17%
Depreciation and amortization	3,273	3,094	6	13,026	12,165	7
Income tax expense	9,407	7,248	30	31,674	27,143	17
Interest income	(4,656)	(1,876)	148	(16,031)	(4,258)	276
Interest expense	7	2	250	14	27	(48)
EBITDA	34,192	28,165	21	117,374	111,001	6
Restructuring and other charges (2)	415	1,746	(76)	459	2,643	(83)
Stock-based compensation	2,248	1,783	26	7,583	6,521	16
Adjusted EBITDA	$36,855	$31,694	16%	$125,416	$120,165	4%

(1)	LTM: Last twelve months
(2)	Restructuring and other charges in 2024 and 2023 consisted of severance and other charges related to internal restructuring activities.

ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income plus restructuring and other charges, net of tax. A reconciliation from Diluted Earnings per Share to Adjusted Diluted Earnings per Share is detailed below. Adjusted Diluted Earnings per Share is defined diluted earnings per share adjusted for restructuring and other charges, net of tax. Adjusted Net Income and Adjusted Diluted Earnings Per Share are considered non-GAAP financial measures (see note above in EBITDA and Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that Adjusted Net Income and Adjusted Diluted Earnings per Share provide helpful information with respect to the Company's operating performance. When analyzing our operating performance, investors should use Adjusted Net Income and Adjusted Diluted Earnings per Share in addition to, and not as alternatives for Net income and Diluted Earnings per Share or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

	Three Months Ended June 30,			Six Months Ended June 30,
(amounts in thousands, except per share data)	2024	2023	% Change	2024	2023	% Change
Net income	$26,161	$19,697	33%	$39,315	$33,895	16%
Restructuring and other charges (1)	415	1,746	(76)	415	2,643	(84)
Tax benefit	(110)	(470)	(77)	(111)	(710)	(84)
Adjusted Net Income	26,466	20,973	26	39,619	35,828	11
Diluted shares	26,520	26,365		26,522	26,400
Diluted Earnings per Share	$0.99	$0.75	32%	$1.48	$1.28	15%
Adjusted Diluted Earnings per Share	$1.00	$0.80	25%	$1.49	$1.36	10%

(1)	Restructuring and other charges in 2024 and 2023 consisted of severance and other charges related to internal restructuring activities.